004 Putnam Income Fund attachment
4/30/05 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended April 30, 2005, Putnam Management has
assumed $20,406 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	12,799
Class B	2,925
Class C	270

72DD2 (000s omitted)

Class M	6,575
Class R	3
Class Y	13,631

73A1

Class A	0.093
Class B	0.067
Class C	0.067

73A2

Class M	0.085
Class R	0.088
Class Y	0.101

74U1 (000s omitted)

Class A	135,159
Class B	39,722
Class C	3,758

74U2 (000s omitted)

Class M	72,668
Class R	47
Class Y	140,305

74V1

Class A	6.85
Class B	6.80
Class C	6.82

74V2

Class M	6.78
Class R	6.85
Class Y	6.89